Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Operating Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT Medical Appoints Board Member Frank Martin Interim President & Chief Executive Officer

•    Promotes CFO Richard E. Davis to Chief Operating Officer

•    Announces Retirement of President & CEO John E. Ahern

•    Landmark CLOSURE I Clinical Trial Remains on Schedule

BOSTON, Mass., February 10, 2009 – NMT Medical, Inc. (NASDAQ: NMTI), today announced that it has appointed NMT board member Frank Martin as interim President & Chief Executive Officer. Until a permanent successor is appointed, Frank Martin will assume the responsibilities formerly held by John E. Ahern. Mr. Ahern has announced his retirement and has also resigned from his position as a Director of the Company, effective February 9, 2009. NMT’s Board has begun the search for a permanent CEO and has retained an executive recruiting firm.

NMT Medical also announced that Richard E. Davis, the Company’s current Executive Vice President and Chief Financial Officer, was promoted to the newly created position of Chief Operating Officer. Davis will retain the Chief Financial Officer role.

James J. Mahoney, Jr., NMT Chairman of the Board, said, “Frank Martin is the ideal candidate to assume the interim CEO role. He has been CEO of several interventional cardiology device companies and has served on the NMT Board since 2001. He is familiar with the value of and potential for NMT’s technology. In addition, he has been an advisor and consultant to global venture capital firms, corporations and entrepreneurs in the medical technology field. Frank has a wealth of experience in sales, marketing and fundraising for medical device companies that are essential to the future success of NMT. We are delighted that he has accepted this position.”

“John Ahern has played an integral role in helping to position NMT as a leader in the treatment of structural heart disease,” added Mahoney. “We would like to thank John for his hard work and dedication to NMT during his eight years of service to the Company. We wish him well. We are equally fortunate to have Rick Davis on board to serve as our new COO. Rick has demonstrated a unique ability to instill both fiscal and operational discipline, and is a valued long-term member of our executive team.”

As previously announced, NMT continues to work closely with the key constituencies in finalizing a decision regarding the data analysis timing for CLOSURE I – the landmark patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) clinical trial in the U.S. A decision is still currently anticipated by the end of the first quarter 2009.

About Frank Martin

Frank Martin was elected to NMT’s Board of Directors in February 2001. Since March 2007, Martin has been the Chief Executive Officer of Corindus Inc., a company that designs and manufactures robotic systems for interventional cardiology. Prior to that position, he was Executive Chairman of Cappella Inc., a developer and manufacturer of coronary stents. From 2000 to 2005, he was the Chairman and Chief Executive Officer of Florence Medical LTD. From 1993 to 2000, he was founder, Chairman and Chief Executive Officer of CorMedica Corporation. Prior to that, Martin was with Becton Dickinson & Co. and Abbott Laboratories, where he held senior management positions, domestically and internationally, in marketing, sales and business development. Martin is a board member of two privately held medical device companies.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. PFO is a common right-to-left shunt that can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended September 30, 2008, and subsequent filings with the U.S. Securities and Exchange Commission.